Exhibit 99.1

Flexsteel Announces Second Quarter and Year-To-Date Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its second quarter and fiscal year-to-date ended December 31, 2007.

The Company reported net sales for the quarter ended December 31, 2007 of $106.0 million compared to the prior year quarter of $105.7 million, an increase of 0.3%. Net income for the current quarter was $1.9 million or $0.28 per share compared to $1.4 million or $0.21 per share in the prior year quarter.

Net sales for the six months ended December 31, 2007 and 2006 were $206.9 million and $207.0 million, respectively. Net income for the six months ended December 31, 2007 was $3.1 million or $0.46 per share, an increase of 55% from net income of $2.0 million or $0.30 per share for the six months ended December 31, 2006.

For the quarter ended December 31, 2007, residential net sales were $67.5 million compared to $67.0 million, an increase of 0.8% from the prior year quarter. Recreational vehicle net sales were $14.9 million in the current and prior year quarters. Commercial net sales were $23.6 million compared to $23.8 million in the prior year quarter, a decrease of 0.7%.

For the six months ended December 31, 2007, residential net sales were $130.2 million, an increase of 1.1% from the six months ended December 31, 2006. Recreational vehicle net sales were $30.6 million, a decrease of 0.9% from the six months ended December 31, 2006. Commercial net sales were $46.1 million, a decrease of 2.8% from the six months ended December 31, 2006.

Gross margin for the quarter ended December 31, 2007 was 20.8% compared to 18.7% in the prior year quarter. For the six months ended December 31, 2007, the gross margin was 20.2% compared to 18.4% for the prior year six-month period. The gross margin improvement for the quarter and the six-month period is primarily due to the impact of changes in product mix and better cost control, as compared to the prior year periods.

Selling, general and administrative expenses were 17.8% and 16.4% of net sales for the quarters ended December 31, 2007 and 2006, respectively. The increase in quarterly SG&A expenses was due primarily to an increase in selling expenses of approximately $1.2 million and an increase in bad debt expense of approximately $0.3 million. For the six months ended December 31, 2007 and 2006, selling, general and administrative expenses were 17.6% and 16.7% of net sales, respectively. The increase in SG&A expenses for the six-month period was due primarily to an increase in selling expenses of approximately $1.3 million and an increase in bad debt expense of approximately $0.5 million.

Working capital (current assets less current liabilities) at December 31, 2007 was $102.7 million. Net cash provided by operating activities was $3.7 million for the six months ended December 31, 2007. Significant changes in working capital from June 30, 2007 to December 31, 2007 included decreased accounts receivable of $8.8 million, increased inventory of $9.3 million and decreased accounts payable of $0.9 million. The decrease in receivables is related to the timing of shipments to customers and the related payment terms. The increase in inventory is due primarily to the timing of purchases of finished goods to meet our forecasted customer requirements and new product introductions.

Capital expenditures were $0.9 million during the first six months of fiscal year 2008. Depreciation and amortization expense was $2.4 million and $2.7 million in the six-month periods ended December 31, 2007 and 2006, respectively. The Company expects that capital expenditures will be approximately $1.5 million for the remainder of the fiscal year, primarily for manufacturing equipment. The Company believes that existing credit facilities are adequate for its capital requirements for the remainder of fiscal year 2008.

All earnings per share amounts are on a diluted basis.

Outlook

Events on national and international economic and political fronts have put a significant damper on consumer confidence in the United States. A slumping housing market impacted greatly by sub-prime mortgage defaults and rising oil prices leading to increased cost for materials and transportation are two principal contributors to a general slowdown of the overall economy and the furniture market in particular.

Although industry-wide trends indicate a soft market environment for residential products, orders for the Company’s residential products have remained constant throughout the first half of fiscal 2008. The Company expects order levels to remain comparable to the prior year levels throughout fiscal year 2008. However, further industry-wide declines could result in lower order levels for the Company. Orders for recreational vehicle products continue to be down, and we expect this to continue through the remainder of fiscal year 2008. Our orders for products into commercial hospitality applications slowed in the first half of the 2008 fiscal year as compared to the relatively high levels experienced in the first half of fiscal year 2007, and we expect orders to be lower than the prior year period into the second half of fiscal year 2008. The Company anticipates continued modest increases in commercial office orders and shipments through the balance of fiscal year 2008.

The Company continues to review capital allocation in relation to business conditions and to explore cost control opportunities in all facets of its business. The Company believes it has the necessary inventories, product offerings and marketing strategies in place to take advantage of opportunities for expansion of market share. We believe that consumers will continue to value a broad selection of designs, as well as a wide range of fabrics and leathers. Based on this, the Company anticipates continuing its strategy of providing furniture from a wide selection of domestically manufactured and imported products.

Analysts Conference Call

We will host a conference call for analysts on Friday, February 8, 2008, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 25554745. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 25554745.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	June 30,
	2007	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,183,824	$900,326
Investments	1,094,574	976,180
Trade receivables, net	47,491,746	56,273,874
Inventories	88,049,886	78,756,985
Other	5,650,014	5,609,045
Total current assets	144,470,044	142,516,410

NONCURRENT ASSETS:
Property, plant, and equipment, net	26,686,809	28,168,244
Other assets	13,636,156	13,479,528

TOTAL	$184,793,009	$184,164,182

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$12,751,555	$13,607,485
Notes payable and current maturities of long-term debt	7,048,988	7,030,059
Accrued liabilities	21,939,851	22,540,063
Total current liabilities	41,740,394	43,177,607

LONG-TERM LIABILITIES:
Long-term debt	21,076,747	21,336,352
Other long-term liabilities	6,472,528	5,535,113
Total liabilities	69,289,669	70,049,072

SHAREHOLDERS’ EQUITY	115,503,340	114,115,110

TOTAL	$184,793,009	$184,164,182
FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
NET SALES	$105,985,985	$105,699,659	$206,886,348	$207,039,215
COST OF GOODS SOLD	(83,916,419)	(85,925,703)	(165,053,239)	(168,860,032)
GROSS MARGIN	22,069,566	19,773,956	41,833,109	38,179,183
SELLING, GENERAL AND ADMINISTRATIVE	(18,818,209)	(17,326,814)	(36,381,294)	(34,607,791)
OPERATING INCOME	3,251,357	2,447,142	5,451,815	3,571,392
OTHER INCOME (EXPENSE):
Interest and other income	121,380	173,287	220,962	331,007
Interest expense	(414,560)	(391,772)	(841,950)	(780,617)
Total	(293,180)	(218,485)	(620,988)	(449,610)
INCOME BEFORE INCOME TAXES	2,958,177	2,228,657	4,830,827	3,121,782
PROVISION FOR INCOME TAXES	(1,090,000)	(820,000)	(1,780,000)	(1,150,000)
NET INCOME	$1,868,177	$1,408,657	$3,050,827	$1,971,782
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,573,559	6,566,340	6,572,365	6,565,684
Diluted	6,616,133	6,579,053	6,610,176	6,574,963
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.28	$0.21	$0.46	$0.30
Diluted	$0.28	$0.21	$0.46	$0.30
FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	December 31,
	2007	2006
OPERATING ACTIVITIES:
Net income	$3,050,827	$1,971,782
Adjustments to reconcile net income to net cash Provided by (used in) operating activities:
Depreciation and amortization	2,363,095	2,723,279
Gain on disposition of capital assets	(43,101)	(15,732)
Stock-based compensation expense	186,000	274,000
Changes in operating assets and liabilities	(1,841,019)	6,348,886
Net cash provided by operating activities	3,715,802	11,302,215

INVESTING ACTIVITIES:
Net sales of investments	293,244	101,413
Proceeds from sale of capital assets	62,496	16,650
Capital expenditures	(881,955)	(2,984,043)
Net cash used in investing activities	(526,215)	(2,865,980)

FINANCING ACTIVITIES:
Net proceeds (payment) of borrowings	(240,676)	(7,641,499)
Dividends paid	(1,708,795)	(1,706,737)
Proceeds from issuance of common stock	43,382	34,307
Net cash used in financing activities	(1,906,089)	(9,313,929)

Increase in cash and cash equivalents	1,283,498	(877,694)
Cash and cash equivalents at beginning of period	900,326	1,985,768
Cash and cash equivalents at end of period	$2,183,824	$1,108,074

CONTACT:
Flexsteel Industries, Inc., Dubuque
Timothy E. Hall, Chief Financial Officer, 563/585-8392